Exhibit 99.4

Letter to Cogentix Medical, Inc. Employees dated March 12, 2018

To all Cogentix Medical Employees:

I am pleased to announce today, Cogentix Medical has entered into a merger agreement with LABORIE.  This agreement will result in a tender offer for Cogentix shares, which we expect to be public within the next 10 business days.  The tender will be open for a minimum of 20 business days.  We expect the deal to close in the first half of Q2 2018, at which time per the terms of the agreement and tender, Cogentix Medical will become a wholly owned subsidiary of LABORIE.  We believe that this agreement is in the best interest of our customers, their patients, and our investors. The two organizations bring together complementary technologies and create a stronger, broader global presence. This merger will allow Cogentix products to reach more patients and improve more lives than ever before.

LABORIE, headquartered in Mississauga, Ontario, Canada, is a leading global developer, manufacturer and marketer of innovative medical technology and consumables used in gastrointestinal procedures and for the diagnosis and treatment of pelvic health in the Urology, Gynecology, and Colorectal fields. LABORIE is owned by Patricia Industries – a part of Investor AB – and is a long-term owner that invests in companies and works to develop each company to its full potential.

Until the transaction closes, each company will continue to operate independently. We ask that you direct all questions to the Human Resources department.  Please do not engage or accept inquiries from LABORIE employees or customers.

We are excited about the ability to work with LABORIE to extend our reach to the patients we serve.  On behalf of the entire organization, I would like to thank all the employees who have worked to bring this deal together.

I look forward to the close of the deal and the opportunities that lie ahead.

Darin Hammers
President and CEO

Important Additional Information

The tender offer described in this message has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Cogentix Medical, Inc. This message is for informational purposes only. On the commencement date of the tender offer, LM US Parent Inc., and its wholly owned subsidiary, Camden Merger Sub, will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the Securities and Exchange Commission (SEC). At or around the same time, Cogentix Medical, Inc. will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer.  Stockholders will be able to obtain a free copy of these documents (when they become available) and other documents filed by Cogentix Medical, Camden Merger Sub and LM US Parent Inc. with the SEC at the website maintained by the SEC at www.sec.gov.  In addition, stockholders will be able to obtain a free copy of these documents (when they become available) at the Cogentix Medical, Inc. website at www.cogentixmedical.com.